UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C., 20549


                                   Form 8-K
                                Current Report
    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date Of Report (Date Of Earliest Event Reported): February 23, 2005


                                 Owens Corning
            (Exact Name of Registrant as Specified in its Charter)


                        Commission File Number: 1-3660


                DE                                           34-4323452
  (State or Other Jurisdiction of                          (I.R.S. Employer
   Incorporation or Organization)                          Identification No.)


                  One Owens Corning Parkway, Toledo, OH 43659
         (Address of Principal Executive Offices, Including Zip Code)


                                 419-248-8000
             (Registrant's Telephone Number, Including Area Code)


         (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act
       (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act
       (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the
       Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the
       Exchange Act (17 CFR 240.13e-4(c))



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                      Items to be Included in this Report

Item 8.01 Other Events.

         On February 23, 2005, Owens Corning and certain of its United States subsidiaries, as debtors in possession (the "Debtors"), filed a motion (the "Motion") for entry of interim and final orders pursuant to Sections 105(a), 362(a)(3) and 541 under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

         The Motion seeks an order from the Bankruptcy Court (the "Order") to enable the Debtors to avoid limitations on the use of their tax net operating loss carryforwards and certain other tax attributes by imposing certain notice procedures and transfer restrictions on the trading of equity securities of Owens Corning. In general, the Order would apply to any person or entity that, directly or indirectly, beneficially owns (or would beneficially own as a result of a proposed transfer) at least 4.75% of the outstanding equity securities of Owens Corning. Under the Order, all persons or entities who currently or in the future beneficially own at least 4.75% of the outstanding equity securities of Owens Corning (each a "Substantial Equityholder") would be required to file with the Court and serve upon the Debtors and the Debtors' counsel a notice of such status. In addition, the Order would provide that a person or entity that would become a Substantial Equityholder by reason of a proposed acquisition of equity securities of Owens Corning would also be required to comply with the notice and service provisions before effecting that transaction. The Order, if granted, would give the Debtors the right to object in Bankruptcy Court to certain acquisitions or sales of Owens Corning common stock if the acquisition or sale would pose a material risk of adversely affecting the Debtors' ability to utilize such tax attributes. Under applicable U.S. tax rules, such tax attributes are generally subject to significant limitations if Owens Corning were to experience a greater than 50 percentage point change in its equity ownership.

         Under the Order, prior to any proposed acquisition of equity securities that would result in an increase in the amount of Owens Corning equity securities owned by a Substantial Equityholder, or that would result in a person or entity becoming a Substantial Equityholder, such person, entity or Substantial Equityholder would be required to file with the Court, and serve on the Debtors and the Debtors' counsel, a Notice of Intent to Purchase, Acquire or Otherwise Accumulate an Equity Security (an "Equity Acquisition Notice"). In addition, prior to effecting any disposition of Owens Corning's equity securities that would result in a decrease in the amount of Owens Corning equity securities beneficially owned by a Substantial Equityholder, such Substantial Equityholder would be required to file with the Court, and serve on the Debtors and the Debtors' counsel, a Notice of Intent to Sell, Trade or Otherwise Transfer Equity Securities (an "Equity Disposition Notice").

         The Order, if granted, would also stipulate that, no later than fifteen (15) calendar days after the Debtors' actual receipt of an Equity Acquisition Notice or Equity Disposition Notice, the Debtors may file with the Court and serve on the relevant person, entity or Substantial Equityholder an objection to the proposed transfer of Owens Corning securities. If the Debtors timely file an objection, the proposed equity acquisition or disposition would not be effective unless it were approved by an order of the Bankruptcy Court, after notice and a hearing and such time as such order is not subject to appeal, stay, modification or reconsideration. If the Debtors do not timely object, or provide written notice that they do not object to such transaction, the transaction may proceed as specifically described in the Equity Acquisition Notice or Equity Disposition Notice, as applicable.

         Any purchase, sale or other transfer of Owens Corning equity securities in violation of the restrictions of the Order would be null and void ab initio as an act in violation of the Order and would therefore confer no rights on a proposed transferee. The Order, if granted, would further provide clarification as to special rules and types of financial transactions excluded from application of the Order. Additional notice requirements would apply to the sale of 1% or more of Owens Corning's equity securities.

         The above summary of the Order is qualified in its entirety by the Motion which includes forms of proposed interim and final orders and associated exhibits, which is attached as an exhibit hereto.

Item 9.01  Financial Statements and Exhibits.

           (c) Exhibits

               99.1 Debtors' Emergency Motion for Entry of Interim and Final Orders Pursuant to Sections 105(a), 362(a)(3) and 541 of the Bankruptcy Code (a) Limiting Certain Transfers of Equity Securities of the Debtors and (b) Approving Related Notice Procedures (includes forms of proposed interim and final orders and associated exhibits).


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                                 Signature(s)

         Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

                                             Owens Corning


Date: February 23, 2005.                     By: /s/ Stephen K. Krull
                                                 ------------------------
                                                 Stephen K. Krull
                                                 Senior Vice President, General
                                                 Counsel and Secretary